Exhibit 4

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION

OF

PROPHASE LABS, INC.

ProPhase Labs, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), hereby certifies as follows:

1.	Name of Corporation. The name of the corporation is ProPhase Labs, Inc. (the “Corporation”).

2.	Board of Director Approval. The Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable, and calling for the consideration of such amendment at a meeting of the stockholders of the Corporation.

3.	Shareholder Approval. Thereafter, said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the holders of the necessary number of shares of the Corporation entitled to vote thereon.

4.	Compliance with Delaware General Corporation Law. The amendment to the Certificate of Incorporation of the Corporation set forth below was duly adopted in accordance with the provisions of Section 242 of the DGCL (8 Del. C. § 242).

5.	Amendment. Article 4 of the Certificate of Incorporation of the Corporation is hereby amended by adding the following paragraph:

Authorization for Issuance of Digital Tokens or Tokenized Securities. The Corporation is expressly authorized, subject to compliance with applicable law, the rules of any national securities exchange on which its securities are listed, and the terms and conditions set by the Board of Directors, to issue, from time to time, digital tokens or tokenized securities, which in the aggregate shall represent no more than 4.99% of the Corporation’s then-outstanding equity securities. Such tokens or tokenized securities may be issued for purposes of financing, compensation, strategic partnerships, or treasury operations in furtherance of the Corporation’s digital asset and corporate treasury management strategy. The Board of Directors shall have authority to establish the rights, preferences, restrictions and terms of such instruments, and to determine the mechanisms for their issuance, recordkeeping, and transfer, including the use of blockchain or distributed-ledger technologies, in each case as permitted by applicable law.

6.	Effectiveness. This Certificate of Amendment shall become effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation of ProPhase Labs, Inc., signed by a duly authorized officer this ____ day of November 2025.

By:	Ted Karkus
/s/ Ted Karkus
Chairman of the Board of Directors and Chief Executive Officer